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                                                                      Exhibit 21
                                                                       1997 10-K



                         Subsidiaries of Plexus Corp.


1.   Electronic Assembly Corporation, a Wisconsin corporation

2.   Technology Group, Inc., a Wisconsin corporation

3. PAC Acquisition Corp. (d/b/a in certain locations as "Plexus NEI Corp."), a Wisconsin corporation